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                                                                     EXHIBIT 5.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]



                                August 27, 2001


Computer Motion, Inc.
130-B Cremona Drive
Goleta, CA 93117

     Re:  Registration Statement on Form S-3


Dear Ladies and Gentlemen:


     In connection with the registration for resale of 3,454,578 shares of common stock of Computer Motion, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement"), you have requested our opinion with respect to the following matters set forth below. The shares being registered for resale include: (i) 3,480 shares of common stock (the "Shares") issued to a certain selling stockholder as compensation for services rendered to the Company, (ii) 580,384 shares issued to certain selling stockholders in a private placement dated July 26, 2001, (iii) 2,537,285 shares of common stock which may be issued to certain selling stockholders (the "Investors") upon conversion of their shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") pursuant to the adjustable conversion rights contained in that certain Series B Convertible Preferred Stock Purchase Agreement (the "Series B Stock Purchase Agreement") and other related transaction documents between the Company and the Investors, all dated February 16, 2001, and (iv) 333,429 shares of common stock which are currently issuable upon exercise of warrants (the "Warrants") issued to the Investors on February 16, 2001.


     We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

     Subject to the foregoing, it is our opinion that:

     1. the Shares have been duly authorized, and are validly issued, fully paid and nonassessable;

     2. the shares of Series B Convertible Preferred Stock have been duly authorized and assuming the conversion of the Series B Convertible Preferred Stock in accordance with their terms, the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, when issued, will be validly issued, fully paid and nonassessable; and

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Computer Motion, Inc.
August 27, 2001
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     3.   the Warrants have been duly authorized, and assuming that the full consideration for each share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants, the shares of common stock issuable upon exercise of the warrants, when issued, will be validly issued fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Stradling Yocca Carlson & Rauth